Exhibit 1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”), is made as of June 15, 2023 (the “Effective Date”), by and between Matthew T. Moroun, individually (the “Seller”), and the 2020 Irrevocable Lindsay S. Moroun Trust Under Agreement dated November 24, 2020 (the “Buyer”). The Seller and the Buyer are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”

Background Recitals

A. The Seller owns certain shares of common stock in Universal Logistics Holdings, Inc., a Michigan corporation (the “Company”), as described on the attached Exhibit A (the “Subject Shares”).

B. The Company is a publicly traded company listed on NASDAQ under the symbol ULH.

C. The Seller has obtained a preliminary estimate of the value of the Subject Shares from Plante & Moran, PLLC (the “Appraiser”) as of the Effective Date (the “Indication of Value”), and the Seller is obtaining from the Appraiser an independent third-party opinion on the fair market value of the Subject Shares as of the Effective Date of this Agreement (the “Appraisal”).

D. The Seller desires to sell to the Buyer all of the Subject Shares, and the Buyer desires to purchase all of the Subject Shares from the Seller, for the fair market value of the Subject Shares determined pursuant to federal gift tax principles, on the terms and subject to the conditions set forth in this Agreement.

E. The Seller has no obligation to sell the Subject Shares to the Buyer, and the Buyer has no obligation to purchase the Subject Shares from the Seller, but after careful consideration of the factors affecting the value thereof, and extensive negotiations between the Parties and their respective advisors, including separate counsel for each Party, the Parties have agreed on the terms and conditions set forth in this Agreement.

F. The Buyer acknowledges that the Subject Shares may not comprise all of the Seller’s shares of stock in the Company, and that the Seller may retain or subsequently acquire other shares of stock in the Company.

G. The Buyer and the Seller acknowledge that, after careful review, they are each satisfied that the value of the Subject Shares, together with other financial resources that may be available to Buyer, will provide sufficient wherewithal to allow the Buyer to satisfy its obligations pursuant to this Agreement.

H. The Parties acknowledge that they are or may be considered related parties under various provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and that it is specifically intended that the transaction contemplated hereby be at fair market value as ultimately determined for federal gift tax purposes under the provisions of United States Treasury Regulation section 20.2001-1(c).

I. The Buyer acknowledges that it has performed such due diligence as to the Company as the Buyer has deemed appropriate.

Now, therefore, the Parties agree as follows:

Agreement

1. Purchase and Sale of Subject Shares.

(a) On the Closing Date (as defined below), the Seller shall sell, assign, and transfer all of the Subject Shares to the Buyer, free and clear of all liens, security interests, pledges, penalties, forfeitures or encumbrances of any kind, nature or description (“Liens”), for an aggregate purchase price equal to the “Fair Market Value” (defined below) of the Subject Shares on the Effective Date (the “Purchase Price”). The Fair Market Value of the Subject Shares shall be the value on the Effective Date of the Subject Shares as finally determined for federal gift tax purposes pursuant to a Final Determination, as defined in the Purchase Price Addendum to this Agreement attached hereto and made a part hereof (the “Price Addendum”). Neither of the Parties intend that the sale or purchase of the Subject Shares shall constitute a taxable gift for federal gift tax purposes without regard to any deductions provided for in subchapter C or exclusions under sections 2503(b)-(g) of the Code (hereafter, a “Gift”).

(b) The Parties have agreed that the initial estimation of the Purchase Price shall be equal to Two Hundred Seventy-Three Million Three Hundred Twenty-Eight Thousand Dollars ($273,328,000) (the “Estimated Purchase Price”).

(c) The Estimated Purchase Price was determined after consideration of the Indication of Value, and after negotiations between the Parties.

(d) The Buyer shall pay the Purchase Price to Seller by issuing a promissory note to the Seller on the Closing Date in the form attached as Exhibit B, which contains the following terms:

(A) The principal amount shall be the Purchase Price. However, as the final Purchase Price may not be known until immediately before the Closing, and may be subject to further adjustment after the Closing as provided in the Price Addendum, the Parties contemplate using a series of Promissory Notes, each subject to revision as provided in this Agreement;

(B) At Closing, the Buyer shall execute a promissory note (the “Estimated Purchase Price Note”) that shall reflect the Estimated Purchase Price referenced in Section 1(b) (the “Estimated Purchase Price”) if the Appraisal is not completed by the Closing or, if the Appraisal is completed prior to the Closing, the Buyer shall execute a promissory note (the “Initially Determined Purchase Price Note”) that shall reflect the Initially Determined Purchase Price referenced in the Price Addendum;

(C) If the Estimated Purchase Price Note is delivered at Closing, then after the initial determination of the Purchase Price pursuant to the Price Addendum (the “Initially Determined Purchase Price”):

(1) If the Initially Determined Purchase Price is different than the Estimated Purchase Price, the Parties agree promptly to revise the Estimated Purchase Price Note to reflect the Initially Determined Purchase Price. This revised note shall be the Initially Determined Purchase Price Note and will reflect the amount of principal due using the Initially Determined Purchase Price, after taking into consideration any payments made at Closing and payments under the Estimated Purchase Price Note.

(2) If the Initially Determined Purchase Price is the same as the Estimated Purchase Price, the Estimated Purchase Price and the Estimated Purchase Price Note shall thereafter be known as the Initially Determined Purchase Price and the Initially Determined Purchase Price Note, respectively.

(D) The Purchase Price Note (the Estimated Purchase Price Note or Initially Determined Purchase Price Note, as applicable) shall bear the legend “THIS NOTE IS SUBJECT TO REVISION AS PROVIDED IN THE PURCHASE AGREEMENT BETWEEN MAKER AND CREDITOR DATED JUNE 15, 2023”;

(E) Promptly after the final determination for federal gift tax purposes of the Purchase Price under this Agreement (the “Finally Determined Purchase Price”), if the Finally Determined Purchase Price is different than the Initially Determined Purchase Price, the Parties agree to revise the Purchase Price Note. This revised note (“Finally Determined Purchase Price Note”) will reflect the amount of principal due using the Finally Determined Purchase Price after taking into consideration any payments made after Closing and payments made under a prior Purchase Price Note.

(F) Interest shall accrue on any Purchase Price Note Principal Amount at the annual fixed rate of the greater of three and 72/100 percent (3.72%) per annum or the long-term applicable federal rate as of the Closing Date, with a default interest rate of three percent per annum in excess of such fixed rate;

(G) Buyer shall pay the Purchase Price Note Principal Amount and the interest thereon as follows: Buyer shall pay consecutive equal monthly installments of principal and interest, such that on the twentieth anniversary of the Closing Date (the “Maturity Date”) the outstanding principal balance on this Note would be, if no prepayments were made, eighty percent (80%) of the Purchase Price, which results in an initial monthly payment in the amount of One Million One Thousand One Hundred Six and Fifty-Six One-Hundredths Dollars ($1,001,106.56), The monthly payments are due on the last day of each month, commencing with the first full month after the Closing Date, and all remaining principal, interest, and any other amounts owing under the Purchase Price Note shall be due and payable in full on the Maturity Date. If the principal due and accrued interest under a Purchase Price Note is adjusted as a result of a revision in the Purchase Price, then the remaining monthly payments of principal and interest under the revised Purchase Price Note shall be adjusted so that on the Maturity Date the outstanding principal balance on the Purchase Price Note would be, if no prepayments were made, eighty percent (80%) of the Purchase Price; any accrued but unpaid interest arising as a result of a revision in the Purchase Price through the date of the issuance of the revised Purchase Price Note shall be paid, in cash, within 90 days of the issuance of the revised Purchase Price Note;

(H) Full or partial pre-payments of any Purchase Price Note Principal Amount shall be permitted without penalty or premium;

(I) The obligations of the Buyer under the Purchase Price Note shall be secured by a grant by the Buyer of a security interest in or pledge of certain accounts, securities, and other assets of the Buyer pursuant to a security agreement, and/or pledge or other agreement in favor of the Seller dated as of the Closing Date in a form acceptable to the Parties (the “Security Agreement”) and such other documents required under the Security Agreement as the Seller may reasonably require from the Buyer; and

(J) In the event the Buyer does not cooperate in revising the Estimated or Initially Determined Purchase Price Note in the manner contemplated above or in the Price Addendum, the Seller shall be entitled to attach to the Estimated or Initially Determined Purchase Price Note a statement fixing the amount of principal due, and monthly payments, under such note to reflect the Finally Determined Purchase Price and revised monthly payments, as appropriate.

2. Time and Place of Closing. The closing of the purchase and sale of the Subject Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 4. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date,” and the Closing shall be deemed effective at the close of business on the Closing Date.

3. Closing Deliveries. At the Closing, the Parties shall take the following actions, as applicable.

(a) The Buyer shall execute the Purchase Price Note and the Security Agreement (and related documents, if any) and deliver the Purchase Price Note and Security Agreement and related documents to the Seller.

(b) The Seller shall deliver to the Buyer an executed Stock Assignment Separate From Certificate (the “Stock Assignment”) in the form attached to this Agreement as Exhibit C.

(c) The Parties shall execute and deliver to one another an Assignment and Assumption Agreement in a form mutually acceptable to the Parties governing the rights and obligations of the Subject Shares under the Second Amended and Restated Registration Rights Agreement dated as of July 28, 2021.

(d) The Parties shall execute and deliver each of the stock transfer documents as may be reasonably necessary to transfer the Subject Shares to the Buyer on the books and records of Computershare Trust Company, which serves as the Company’s stock transfer agent.

4. Conditions to Closing. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

(a) The representations and warranties in this Agreement of the other Party are true and correct in all material respects at the Closing.

(b) Each Party has performed and complied with all of its covenants made in this Agreement in all material respects at the Closing.

(c) There shall not be any injunction, judgment, order, decree, ruling, charge, or matter in effect that prevents or may prevent consummation of any of the transactions contemplated by this Agreement.

(d) The special trustee of the Buyer (the “Special Trustee”) shall have reviewed and considered the terms and conditions of this Agreement and the transactions contemplated thereby, together with such other documents, instruments and other information as the Special Trustee deems advisable or appropriate in his discretion, including the valuation of the Subject Shares performed by the Appraiser and the advice of counsel and other advisors to the Special Trustee and the Buyer, and the Special Trustee shall have determined, on behalf of the Buyer, that the Purchase Price represents adequate and full consideration for the purchase of the Subject Shares from the Seller and that the transactions contemplated by this Agreement are in the best interests of the Buyer. The Buyer and the Special Trustee shall have also received such other consents, waivers, instruments, and assurances as the Special Trustee may reasonably require for consummation of the transactions contemplated by this Agreement.

(e) The board of directors of the Company shall have waived its rights, if any, under Article XIII of the Company’s Fifth Amended and Restated Bylaws to redeem the Subject Shares;

(f) The Parties shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the transactions, all of which shall be in full force and effect.

(g) The Parties shall have executed and delivered a mutually acceptable Security Agreement.

(h) Any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), in connection with this Agreement shall have been made and the required waiting period shall have expired or been terminated as of the Closing Date.

5. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows.

(a) The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement and to consummate the sale of the Subject Shares to the Buyer. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of any of the transactions contemplated by this Agreement (with or without notice or lapse of time or both) (i) contravene or conflict with or result in a violation of any laws, rules and regulations or any orders or decrees of governmental authorities to which the Seller is subject, or (ii) result in the creation of any Lien on any of the Subject Shares as a result of the Seller’s actions.

(c) The Seller is the owner of, and has good and marketable title to, the Subject Shares, free and clear of any and all Liens.

6. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows.

(a) The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the purchase of the Subject Shares. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of any of the transactions contemplated by this Agreement (with or without notice or lapse of time or both) contravene or conflict with or result in a violation of any laws, rules and regulations or any orders or decrees of governmental authorities to which the Buyer is subject.

(c) The Buyer is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Subject Shares. The Buyer is purchasing the Subject Shares for investment for the Buyer’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(d) The Buyer understands that not all of the Subject Shares have been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Buyer’s investment intent as expressed herein.

(e) The Buyer further acknowledges and understands that the Subject Shares must be held indefinitely unless the shares are subsequently registered under the Act or an exemption from such registration is available.

(f) The Buyer is familiar with the provisions of Rule 144 under the Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted” and “control” securities acquired from an affiliate of the issuer, in a non-public offering subject to the satisfaction of certain conditions.

(g) The Buyer has either pre-existing personal or business relationships with the Company or its officers, directors or controlling persons or the capacity to protect its own interests in connection with the purchase of the Subject Shares by virtue of its own business or financial expertise or that of professional advisors to the Buyer.

(h) The Buyer understands that to the extent physical certificates representing the Subject Shares are issued, such certificates shall bear any legends required by any applicable federal or state securities laws.

(i) The Buyer understands that the Company’s transfer agent shall make a notation regarding the restrictions on transfer of the Subject Shares in its stock transfer records.

7. Covenants.

(a) Regulatory Covenants. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authorities, including those required under the HSR Act, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. If any filings are required under the HSR Act, Buyer agrees to pay the associated filing fee.

(b) Further Assurances. If at any time after the Closing any further actions are reasonably necessary to carry out the purposes of this Agreement, each of the Parties will use their commercially reasonable efforts to take such further actions (including the execution and delivery of such further documents and instruments) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

(e) Press Releases. No Party shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated by this Agreement except for such written information as shall have been approved in writing as to form and content by the other Party, which approval shall not be unreasonably withheld, or as may be otherwise required by law.

8. Indemnification.

(a) Indemnification By Seller. Subject to the provisions of this Section 8, the Seller shall indemnify and hold harmless the Buyer and its successors and assigns, and its and their respective agents, advisors, representatives and consultants (the “Buyer’s Indemnified Persons”) from and against, and shall reimburse the Buyer’s Indemnified Persons for, any and all claims, losses, liabilities, damages, penalties, fines, judgments, awards, settlements, taxes, loss of tax benefits, disbursements, costs, fees, expenses or legal expenses (collectively, “Losses”), arising out of, based upon, with respect to or as a result of: (i) any breach of any representation or warranty of the Seller set forth in this Agreement; and (ii) any breach of any covenant or agreement made by the Seller in this Agreement. Buyer shall be entitled to take a credit and may offset against the Purchase Price Note, as its sole remedy, with respect to or as a result of any indemnified Losses.

(b) Indemnification by Buyer. Subject to the provisions of this Section 8, the Buyer shall indemnify and hold harmless the Seller and his agents, advisors, representatives and consultants (the “Seller’s Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, any and all Losses arising out of or based upon: (i) any breach of any representation or warranty of the Buyer set forth in this Agreement; and (ii) any breach of any covenant or agreement made by the Buyer in this Agreement.

(c) Limitations.

(i) The representations and warranties of each Party contained in this Agreement shall survive for a period of 12 months following the Closing.

(ii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate liability of the Seller for claims for Losses under Section 8(a) exceed the Finally Determined Purchase Price.

(iii) No Indemnified Person shall have a right to indemnification with respect to any special or punitive damages under this Agreement, except to the extent such damages are awarded to third parties.

(iv) Each Indemnified Person has a duty to use its commercially reasonable efforts to mitigate its Losses and will take such actions as required by applicable law to mitigate its Losses, it being understood and agreed that all costs of such mitigation shall constitute Losses subject to indemnification under this Agreement.

9. Termination.

In the event that any of the conditions to Closing set forth in Section 4 (a) – (g) are not satisfied by August 31, 2023, either Party my terminate this Agreement by written notice to the other Party. In the event that the conditions to Closing set forth in Section 4(h) are not satisfied by July 31, 2023, the Seller may terminate this Agreement by written notice to the Buyer.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by the internal laws of the State of Michigan, without regard to conflicts of law or choice of law principles.

(b) Venue and Jurisdiction. Any proceeding or claim with respect to the enforcement of any other matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any arbitration or other judgment rendered in any such proceeding or claim, shall be brought exclusively in the applicable state or federal courts located in or whose district includes Macomb County, Michigan, and each Party irrevocably accepts and submits to the exclusive personal jurisdiction of such court generally and unconditionally with respect to any such proceeding or claim. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue or any such action, suit, or proceeding in any such court and further waives any claim that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Counterparts. This Agreement may be executed by either of the Parties in any number of counterparts (including by fax or electronic copy), each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(d) Entire Agreement. This Agreement and the Purchase Price Note, and other instruments executed contemporaneously herewith, constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement, and supersede and replace all prior understandings or agreements between the Parties (whether written or unwritten) which may have related in any way to the subject matter of this Agreement.

(e) Further Assurance. Each Party shall cooperate and take such action as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement.

(f) Modification; Amendment. This Agreement may not be released, discharged, abandoned, amended, changed or modified in any manner, except by an instrument in writing signed on behalf of each Party.

(g) Expenses. Each Party shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such Party of this Agreement.

(h) Construction.

(i) The Parties acknowledge that they have participated jointly in the negotiation and drafting of the terms of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(ii) Unless the context of this Agreement otherwise requires (A) words of any gender include each other gender, (B) words using the singular or plural number also include the plural or singular number, respectively, (C) all references to “dollars” or to “$” shall mean U.S. dollars, (D) the terms “include” and “including”, and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”, and (E) the terms “Section”, “Schedule”, and “Exhibit”, refer to the specified Section, Schedule or Exhibit of this Agreement.

(C) The headings of the Sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(i) Severability. The Parties intend that each provision of this Agreement shall be read and interpreted with every reasonable inference given to its enforceability. The Parties also intend that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(j) Notices. All notices, demands, requests, consents and other communications under this Agreement shall be delivered by personal delivery or by nationally recognized delivery service to the other Party’s most recently known address.

(k) Waiver Of Jury Trial. Each Party waives to the fullest extent permitted by applicable law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement or any of the ancillary documents executed in connection herewith, or any course of conduct, course of dealing, verbal or written statement or action of any Party, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The Parties each agree that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the Parties to the waiver of their right to trial by jury.

* * * * * * * * * * * * * *

The Parties executed this Purchase Agreement as of the date first above written.

BUYER

/s/ Frederick P. Calderone
Frederick P. Calderone, as Special Trustee of the 2020 Irrevocable Lindsay S. Moroun Trust under Agreement dated November 24, 2020

SELLER

/s/ Matthew T. Moroun
Matthew T. Moroun, individually

PURCHASE PRICE ADDENDUM TO PURCHASE AGREEMENT

Capitalized terms as used in this Addendum which are not otherwise defined herein shall have the same meaning assigned to them in the Agreement.

Purchase Price Adjustments.

(a) Initial Price Adjustment. The Seller has retained Plante & Moran, PLLC (the “Appraiser”) to appraise the Fair Market Value of the Subject Shares subject to this Agreement as of the Effective Date of this Agreement (the “Initially Determined Purchase Price”). Upon receipt of the valuation report of the Appraiser setting forth the Fair Market Value of the Subject Shares as of the Effective Date, the Purchase Price shall be adjusted, upwards or downwards, to equal such appraised Fair Market Value of the Subject Shares as of the Effective Date. The Purchase Price prior to such adjustment, if any, is referred to in this Addendum as the “Estimated Purchase Price.” The Seller shall use reasonable business efforts to cause the Appraiser to complete the appraisal of the Fair Market Value of the Subject Shares within 60 days following the Effective Date.

(b) Contingent Price Adjustment Upon IRS Audit.

(1) After the Closing Date, the Seller shall timely complete and file with the IRS a United States Gift (and Generation-Skipping Transfer) Tax Return- Form 709 (the “Gift Tax Return”) that will affirmatively report the sale of the Subject Shares under the terms of this Agreement as not being a gift under the provisions of United States Treasury Regulation section 301.6501(c)-1(f)(4). The Seller shall provide the Buyer a draft copy of the proposed Gift Tax Return at least 15 days before filing the Gift Tax Return with the IRS and shall consider in good faith any comments provided by the Buyer or his advisers with respect to the Gift Tax Return. In no event, however, shall the Seller be required to incorporate any of the Buyer’s comments in the Gift Tax Return disclosure.

(2) If at any time after the Closing Date the IRS conducts an audit or other examination to determine whether the sale of the Subject Shares under the terms of this Agreement constitutes a Gift under the provisions of the Code, then the following shall occur.

(A) The Seller shall provide prompt written notice to the Buyer of the commencement of such audit or other examination and, after the execution of an appropriate joint defense or similar agreement protecting attorney-client and other legal privileges, the Seller shall include the Buyer in all aspects of such audit or examination.

(B) The Seller shall use good faith, commercially reasonable efforts to defend the determination of the Estimated Purchase Price or the Initially Determined Purchase Price, as the case may be, and the sales transaction as not constituting a Gift and the terms of the sale of Subject Shares under this Agreement as not being a Gift and to avoid or limit, to the extent reasonably possible, any determination that the sale of Subject Shares under the terms of this Agreement was not for full fair and adequate consideration as of the Closing Date. The Buyer, at its sole cost and expense, shall be entitled to participate in the Seller’s defense.

(3) If it is finally determined pursuant to United States Treasury Regulation section 20.2001-1(c), whether by a non-appealable ruling, order or judgment of a court of competent jurisdiction or by a settlement agreed to by the IRS and the Seller or by some other final and binding agreement of the Seller (“Final Determination”), that the fair market value of the Subject Shares as of the Effective Date is different than the Estimated Purchase Price or Initially Determined Purchase Price (whichever is then applicable), then:

(A) The Seller shall promptly deliver a copy of the Final Determination to the Buyer and the Finally Determined Purchase Price shall be equal to such fair market value; and

(B) The Seller and the Buyer shall revise the existing Estimated or Initially Determined Purchase Price Note, as the case may be, and issue the Finally Determined Purchase Price Note in the manner described in section 1(d)(E) of the Agreement. In such an instance, the Parties acknowledge and agree that the Finally Determined Purchase Price Note shall be deemed to exist as of the Closing Date.

(4) If it is finally determined pursuant to United States Treasury Regulation section 20.2001-1(c), whether by a non-appealable ruling, order or judgment of a court of competent jurisdiction or by a settlement agreed to by the IRS and the Seller or by some other final and binding agreement of the Seller (“Final Determination”), that in order to avoid the sale of the Subject Shares from being treated as a gift, whether in whole or in part, that the fair market value of the Subject Shares must be determined as of the Closing Date rather than the Effective Date and the resulting fair market value of the Subject Shares is different than the Estimated Purchase Price or Initially Determined Purchase Price (whichever is then applicable), then:

(A) The Seller shall promptly deliver a copy of the Final Determination to the Buyer and the Finally Determined Purchase Price shall be equal to such fair market value; and

(B) The Seller and the Buyer shall revise the existing Estimated or Initially Determined Purchase Price, as the case may be, and issue the Finally Determined Purchase Price Note in the manner described in section 1(c)(D) of the Agreement. In such an instance, the Parties acknowledge and agree that the Finally Determined Purchase Price Note shall be deemed to exist as of the Closing Date.

(5) If either (x) the result of the Final Determination under (3) or (4) above, whichever is applicable, is that the fair market value of the Subject Shares is the same as the Estimated Purchase Price or Initially Determined Purchase Price (whichever is then applicable) or (y) there (i) is no Final Determination, (ii) the statute of limitations applicable to the Gift Tax Return expires (after taking into consideration any extensions or tolling of the statute of limitations), and (iii) there is no pending case in the United States Tax Court or any other federal court between the Seller and the Internal Revenue Service regarding the transactions contemplated in the Purchase Agreement; then:

(A) The Finally Determined Purchase Price shall be equal to the Estimated Purchase Price or the Initially Determined Purchase Price (whichever is then applicable); and

(B) The Seller and the Buyer shall revise the Estimated or Initially Determined Purchase Price Note, as the case may be, to confirm that such note is the Finally Determined Purchase Price Note.

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EXHIBIT A

Description of the Subject Shares

The Subject Shares consist of Eleven Million One Hundred Three Thousand Nine Hundred Seventy-Three (11,103,973) shares of common stock of Universal Logistics Holdings, Inc.

EXHIBIT B

Purchase Price Note

See attached.

FORM OF PURCHASE PRICE PROMISSORY NOTE

[•], 2023

1.

Principal and Interest. For value received, the undersigned, the 2020 Irrevocable Lindsay S. Moroun Trust Under Agreement dated November 24, 2020 (“Maker”), promises to pay to the order of Matthew T. Moroun, an individual (“Creditor”), the principal amount of Two Hundred Seventy-Three Million Three Hundred Twenty-Eight Thousand Dollars ($273,328,000) (the “Principal Amount”) for payment of the Purchase Price, as that term is defined under the Purchase Agreement between Maker and Creditor dated June 15, 2023 (the “Purchase Agreement”), and interest on the unpaid Principal Amount at the annual fixed rate equal to [•][1]. During the continuance of an Event of Default (as defined below), the interest rate shall increase by 3.00% per annum in excess of the interest rate otherwise applicable until all amounts currently due are paid in full.

Maker shall pay the Principal Amount of this Note, and interest thereon, as follows: The Maker shall pay consecutive equal monthly installments of principal and interest, such that on [•], 2043 (the “Maturity Date”) the outstanding principal balance on this Note would be, if no prepayments were made, eighty percent (80%) of the original Principal Amount, which currently results in a monthly payment in the amount of One Million One Thousand One Hundred Six and Fifty-Six One-Hundredths Dollars ($1,001,106.56). The monthly payments are due on the last day of each month commencing with [•], 2023, and all remaining principal, interest, and any other amounts owing under this Note shall be due and payable in full on the Maturity Date.

The Principal Amount, and the monthly payment amount, shall be subject to adjustment, by revision hereto, in accordance with the Purchase Agreement pursuant to which this Note is issued.

In the event Maker does not cooperate in adjusting the Principal Amount or monthly payment amount in the manner contemplated in the Purchase Agreement, Creditor shall be entitled to attach to the this Note a statement fixing the amount of principal due under this Note, and revised monthly payment amount, to reflect the Initially Determined Purchase Price or the Finally Determined Purchase Price, as appropriate and as those terms are defined under the Purchase Agreement, as well as the revised monthly payment amount with respect thereto.

2.	Maturity. The entire unpaid Principal Amount and all accrued but unpaid interest on this Note shall be paid in full by the Maturity Date.

3.	Prepayments. Maker may prepay all or part of the amounts due on this Note at any time without premium or penalty. Any partial prepayment will be applied in the manner specified in Section 6 below.

[1]	Note to Draft: Insert the greater of three and 72/100 percent (3.72%) per annum or the long-term applicable federal rate as of the Closing Date.

4.	Security. The obligations of Maker to Creditor under this Note are secured by that certain Pledge and Security Agreement of even date herewith between Maker and Creditor (the “Security Agreement”).

5.

Default. An Event of Default shall occur under this Note if (i) Maker fails to make a payment of interest or principal when due under this Note or fails to pay when due any out-of-pocket expense that Maker owes to the Creditor under this Note and (ii) such default continues for one hundred eighty (180) days after Creditor has given written notice to Maker of the default.

6.

Acceleration. An Acceleration Event shall occur under this Note under each of the following two circumstances. (i) An Acceleration Event shall occur on the first date during the continuance of an Event of Default on which the sum of all payments of interest and principal made by the Maker under this Note is less than the interest that would have accrued under the Note through such date had the Note been a balloon note with no required payments until the date of maturity. Such an Acceleration Event shall be referred to as a Payment Acceleration Event. (ii) An Acceleration Event shall also occur on the date on which the Creditor delivers a notice to Maker that Creditor believes, in good faith, that at such time the prospect of Creditor receiving full payment when due of all amounts owing under this Note is impaired. Such an Acceleration Event shall be referred to as an Impairment Acceleration Event.

After the occurrence of an Acceleration Event, all of the indebtedness evidenced by this Note and all other obligations then owing by Maker to the Creditor shall become due and payable unless Maker cures the Acceleration Event in the time and manner provided below.    The Maker may cure a Payment Acceleration Event by paying all amounts of interest and principal due as of the Payment Acceleration Event within one hundred eighty days (180) days after the date of the Payment Acceleration Event. The Maker may cure an Impairment Acceleration Event within one hundred eighty days (180) days after the Impairment Acceleration Event by making such payments, posting such additional security or collateral, or taking similar actions, so that the Creditor delivers a notice to Maker that Creditor no longer believes, in good faith, that the prospect of Creditor receiving full payment when due of all amounts owing under this Note is impaired.

If a voluntary or involuntary case in bankruptcy, receivership, or insolvency is at any time begun by or against Maker (except an involuntary bankruptcy petition that is dismissed within sixty days of its filing), then all such indebtedness shall automatically become immediately due and payable.

7.

Place and Application of Payments. Each payment on this Note shall be made at Creditor’s address set forth below or any other place that Creditor directs in writing. Any payment on this Note shall be applied in the following order: first, to any expenses (including expenses of collection) then due and payable to Creditor under this Note; second to any accrued and unpaid interest under this Note; and third, to the unpaid principal balance of this Note. If Maker at any time owes Creditor any indebtedness or obligation in addition to the indebtedness evidenced by this Note, and if such other indebtedness owed by Maker to the Creditor is then in default, then Maker shall have no right to direct or designate the particular indebtedness or obligation on which payment made by or collected from Maker shall be applied. Maker waives any such right and agrees that the manner of application of any such payment, as between or among such indebtedness and obligations, shall be determined solely by the Creditor.

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8.

Remedies.    Creditor shall have all rights and remedies provided by law and by agreement of Maker. Maker shall reimburse Creditor for all expenses, including reasonable attorney fees and legal expenses, that the Creditor pays or incurs in protecting and enforcing the rights of the obligations to Creditor under any provision of this Note and the Security Agreement.

9.

Waivers. No delay by Creditor shall be a waiver of the exercise of any right or remedy. No single or partial exercise by Creditor of any right or remedy shall preclude any other or future exercise of that or any other right or remedy. No waiver by Creditor of any default or of any provision of this Note shall be effective unless it is in writing and signed by Creditor. No waiver of any right or remedy on one occasion shall be a waiver of that right or remedy on any future occasion.

Maker waives presentment, notice of dishonor, resort to collateral, impairment of collateral and protest of this Note, waives all defenses based on suretyship, and consents to any extension or postponement of time of its payment, to the addition of any party, to the assignment of this Note, and to release, discharge, waiver, modification or suspension of any rights and remedies against any person who may be liable for the indebtedness evidenced by this Note.

10.

Applicable Law and Jurisdiction. This Note shall be governed by and interpreted according to the laws of the State of Michigan without giving effect to conflict-of-laws principles. Any proceeding or claim with respect to the enforcement or any other matter under or arising out of or in connection with this Note or for enforcement of any arbitration or other judgment rendered in any such proceeding or claim, shall be brought exclusively in the applicable state or federal courts located in or whose district includes Macomb County, Michigan, and the Maker irrevocably accepts and submits to the exclusive personal jurisdiction of such courts generally and unconditionally with respect to any such proceeding or claim. The Maker irrevocably waives any objection that it may now or hereafter have to the laying of venue or any such action, suit, or proceeding in any such court and further waives any claim that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

11.

Assignment.    Creditor may assign this Note in which case the assignee shall succeed to all rights of Creditor herein. Creditor agrees to give Maker reasonable notice of such assignment. Maker shall have no liability to such assignee for amounts paid to Creditor under the terms of this Note before actual notice of the assignment has been received by Maker.

12.

Notice. If to Creditor, shall be sent to Matthew T. Moroun, 12225 Stephens Road, Warren, MI 48089. If to Maker, shall be sent to the Special Trustee of the 2020 Irrevocable Lindsay S. Moroun Trust, c/o 12225 Stephens Road, Warren, MI 48089.

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13.	Legend. THIS NOTE IS SUBJECT TO REVISION AS PROVIDED IN THE PURCHASE AGREEMENT BETWEEN MAKER AND CREDITOR DATED JUNE 15, 2023.

* * * * * * * * * * * * * * *

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The undersigned executed this Purchase Price Promissory Note as of the date first above written

MAKER

2020 Irrevocable Lindsay S. Moroun Trust Under Agreement dated November 24, 2020

By:
Frederick P. Calderone
Its: Special Trustee

Accepted:

CREDITOR

Matthew T. Moroun

_____________________________

[Note for 2020 Irrevocable Lindsay S. Moroun Trust]

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EXHIBIT C

Assignment Separate from Certificate

[•], 2023

For good and valuable consideration received pursuant to that certain Purchase Agreement, dated as of June 15, 2023, Matthew T. Moroun, an individual (the “Assignor”), hereby fully and irrevocably grants, assigns, and transfers to the 2020 Irrevocable Lindsay S. Moroun Trust Under Agreement dated November 24, 2020 (the “Assignee”) Eleven Million One Hundred Three Thousand Nine Hundred Seventy-Three (11,103,973) shares of the common stock (the “Shares”) of Universal Logistics Holdings, Inc., a Michigan corporation (the “Company”), standing in his name on the books of the Company and represented by Certificate No. __ and does hereby irrevocably constitute and appoint ___________________, as attorney-in-fact (coupled with an interest) to sell, transfer, and assign all or any part of said Shares on the books of the Company. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him or her with like full power. After the date of this Assignment, the Assignor shall promptly cooperate with the Assignee’s reasonable requests to execute and deliver such other assignments, instruments or other documents that are necessary or advisable to record the assignment of the Shares as contemplated by this Assignment.

This assignment shall be effective on the date of this Assignment.

The Assignor executed this Assignment as of the date set forth above.

ASSIGNOR

Matthew T. Moroun